POULTON & YORDAN
                                ATTORNEYS AT LAW
--------------------------------------------------------------------------------

RICHARD T. LUDLOW

                                October 19, 2006



April Sifford
Branch Chief
United States Securities and Exchange Commission
Washington, D.C. 20549

            Re: Caspian Services, Inc.
                Form 10-KSB for the Fiscal Year Ended September 30, 2005 Filed January 12, 2002
                File No.: 000-33215


Dear Ms. Sifford:

         This letter is written in response to a Staff comment letter dated September 26, 2006 from your office addressed to Caspian Service, Inc. As I explained to Ryan Milne of your office, the Staff comment letter was mailed to the Company's prior address and was not received by the Company until October 17, 2006. Therefore, the Company hereby requests an extension of time to respond to the Staff comment letter by October 30, 2006.

         If you have any questions, or if this is not acceptable to the Staff, please contact me directly.

                                                     Very truly yours,

                                                     POULTON & YORDAN


                                                     Richard T. Ludlow
                                                     Attorney at Law


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